Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2017 U.S. GAAP NET EARNINGS OF $0.88 PER DILUTED SHARE, OR $0.95 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR EPS GUIDANCE TO $3.81 - $3.83

Auburn Hills, Michigan, October 26, 2017 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Third Quarter Highlights:

•	U.S. GAAP net sales of $2,416 million, up 9.1% compared with third quarter 2016.

◦	On a comparable basis, excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 10.8% compared with third quarter 2016.

•	U.S. GAAP net earnings of $0.88 per diluted share.

◦	Excluding the non-comparable item (detailed in the table below), net earnings were $0.95 per diluted share.

•	U.S. GAAP operating income of $276 million.

◦	Adjusted operating income was 12.3% of net sales.

Full Year 2017 Guidance: The company has increased its 2017 full year organic growth guidance. Full year net sales are expected to be $9.67 billion - $9.70 billion, implying organic net sales growth of 9.0% to 9.5%. The acquisition of Sevcon is expected to increase full year net sales by approximately $15 million. Foreign currencies are expected to increase sales by approximately $37 million, due to the appreciation of the Euro. The divested Remy light vehicle aftermarket business contributed net sales of approximately $255 million in 2016. Net earnings are now expected to be within a range of $3.81 to $3.83 per diluted share, with the increase in guidance primarily due to higher than previously expected sales. Excluding the impact of non-comparable items but including the dilutive impact of Sevcon, operating margin is expected to improve by approximately 20 to 30 basis points.

Fourth Quarter 2017 Guidance: The company expects fourth quarter 2017 organic net sales growth of 5.0% to 6.5% compared with fourth quarter 2016 proforma net sales of $2.24 billion. The acquisition of Sevcon is expected to increase fourth quarter net sales by approximately $15 million. Foreign currencies are expected to increase sales by approximately $85 million. The divested Remy light vehicle aftermarket business contributed net sales of approximately $20 million in the fourth quarter 2016. Net earnings are expected to be within a range of $0.99 to $1.01 per diluted share.

Financial Results: Net sales were $2,416 million in third quarter 2017, up 9.1% from $2,214 million in third quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 10.8% compared with third quarter 2016. Net earnings in third quarter 2017 were $185 million, or $0.88 per diluted share, compared with $83 million, or $0.39 per diluted share in third quarter 2016. Net earnings in third quarter 2017 included non-comparable items of ($0.08) per diluted share. Net earnings in the third quarter 2016 included net non-comparable items of $(0.39) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $38 million and increased net earnings by approximately $0.01 per diluted share in third quarter 2017 compared with third quarter 2016. The impact of the sale of the Remy light vehicle aftermarket business decreased net sales by $68 million in the third quarter 2017 compared with third quarter 2016.

For the first nine months of 2017, net sales were $7,213 million, up 5.9% from $6,812 million in the first nine months of 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 10.4% compared with the first nine months of 2016. Net earnings in the first nine months of 2017 were $586 million, or $2.77 per diluted share, compared with $412 million, or $1.90 per diluted share, in the first nine months of 2016. Net earnings in the first nine months of 2017 included net non-comparable items of ($0.04) per diluted share. Net earnings in the first nine months of 2016 included net non-comparable items of ($0.51) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $48 million and decreased net earnings by approximately $0.04 per diluted share in the first nine months of 2017 compared with the first nine months of 2016. The impact of the sale of the Remy light vehicle aftermarket business decreased net sales by $235 million in the first nine months of 2017 compared with the first nine months of 2016.

Emissions Business Restructuring: During the third quarter of 2017, the Company incurred restructuring expense of $12.6 million, primarily due to the initiation of actions within its emissions business in the Engine Segment designed to improve future profitability and competitiveness.  The largest portion of the anticipated restructuring expenses is related to footprint rationalization in product lines that the Company has determined are non-core.  The Company plans to explore strategic options for these product lines.  In addition, the Company will also implement restructuring measures to improve the overall competitiveness of its remaining European emissions business in the Engine segment.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Third Quarter			First Nine Months
	2017		2016	2017	2016

U.S. GAAP	$0.88	*	$0.39	$2.77	$1.90	*

Non-comparable items:
Asset impairment expense	—		0.37	—	0.36
Merger and acquisition expense	0.03		0.03	0.03	0.09
Restructuring expense	0.07		—	0.07	0.10
Contract expiration gain	—		—	—	(0.02)
Tax adjustments	(0.02)		(0.01)	(0.06)	(0.02)

Non – U.S. GAAP	$0.95		$0.78	$2.81	$2.42

*Column does not add due to rounding and/or use of basic vs. diluted shares

Net cash provided by operating activities was $624 million in the first nine months of 2017 compared with $593 million in the first nine months of 2016. Investments in capital expenditures, including tooling outlays, totaled $390 million in the first nine months of 2017, compared with $355 million in the first nine months of 2016. Balance sheet debt increased $176 million and cash decreased by $29 million at the end of third quarter 2017 compared with the end of 2016 to fund the Sevcon acquisition. The company's net debt to net capital ratio was 33.6% at the end of third quarter 2017 compared with 35.0% at the end of 2016.

Engine Segment Results: Engine segment net sales were $1,506 million in third quarter 2017 compared with $1,359 million in third quarter 2016. Excluding the impact of foreign currencies, net sales were up 8.7% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $239 million in third quarter of 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $237 million, up 7.1% from third quarter of 2016.

Drivetrain Segment Results: Drivetrain segment net sales were $922 million in third quarter 2017 compared with $866 million in third quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 14.4% from the prior year’s quarter. Adjusted EBIT was $112 million in third quarter 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $111 million, up 24.6% from third quarter 2016.

Recent Highlights:

•
BorgWarner announced that it has finalized its acquisition of Sevcon, Inc. (Sevcon).  A global player in electrification technologies, Sevcon complements BorgWarner’s power electronics capabilities utilized to provide electrified propulsion solutions.  Sevcon’s annual sales for 2017 are expected to be approximately $60 million.  The acquisition is expected to be modestly dilutive to earnings in 2018.

•	BorgWarner supplies the engine timing system for Renault’s newest compact vehicle in Brazil, the 1.0-liter Kwid.

•
BorgWarner announced it will be supplying its advanced high-voltage positive temperature coefficient (PTC) cabin heating technology for a new electric vehicle (EV) for a globally known EV automaker. BorgWarner’s technology features more efficient use of energy while providing rapid cabin heating.

•
BorgWarner continues to drive electrification into the commercial vehicle market segment with its powerful High Voltage Hairpin (HVH) 410 electric motors. The advanced and highly efficient technology propels Scania’s new Citywide hybrid bus for urban areas. Positioned between the clutch and gearbox in a P2 layout, the 650-volt electric motor drives the vehicle at low speeds when enough energy is available.

•
BorgWarner produces engine timing chains, primary tensioners, guides, arms, balancer chains and balancer tensioners for the Renault Kadjar 2.0L sport utility vehicle, Dongfen Renault Automotive Company’s (DRAC’s) first vehicle built at its new plant in Wuhan, China.

•
BorgWarner supplies 6.35 mm silent oil pump chain for Toyota’s new 8-speed automatic transmission, which drives the newly launched 2.5-liter Camry as well as another transmission program coming next year.

•	BorgWarner’s award-winning regulated two-stage (R2S®) turbocharging technology boosts the new 2.0-liter I4 diesel engine with 177 kW (240 HP) from Jaguar Land Rover.

At 10:00 a.m. ET today, a brief conference call concerning third quarter 2017 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 64 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$2,416.2	$2,214.2	$7,212.9	$6,812.0
Cost of sales	1,893.5	1,743.1	5,658.7	5,379.9
Gross profit	522.7	471.1	1,554.2	1,432.1

Selling, general and administrative expenses	224.8	209.7	658.6	600.4
Other (income) expense, net	22.0	111.1	27.5	147.8
Operating income	275.9	150.3	868.1	683.9

Equity in affiliates’ earnings, net of tax	(14.4)	(12.4)	(38.5)	(31.6)
Interest income	(1.3)	(1.6)	(4.2)	(4.7)
Interest expense and finance charges	17.6	22.4	53.6	65.1
Earnings before income taxes and noncontrolling interest	274.0	141.9	857.2	655.1

Provision for income taxes	79.4	48.8	241.9	213.4
Net earnings	194.6	93.1	615.3	441.7

Net earnings attributable to the noncontrolling interest, net of tax	9.7	9.8	29.2	29.9
Net earnings attributable to BorgWarner Inc.	$184.9	$83.3	$586.1	$411.8

Earnings per share — diluted	$0.88	$0.39	$2.77	$1.90

Weighted average shares outstanding — diluted	211.013	213.766	211.575	216.189

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Capital expenditures, including tooling outlays	$135.5	$120.1	$389.7	$354.8

Depreciation and amortization	$104.9	$97.8	$302.0	$291.2

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Engine	$1,506.4	$1,359.3	$4,483.6	$4,202.7
Drivetrain	921.8	865.9	2,767.7	2,640.5
Inter-segment eliminations	(12.0)	(11.0)	(38.4)	(31.2)
Net sales	$2,416.2	$2,214.2	$7,212.9	$6,812.0

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Engine	$238.5	$221.5	$729.8	$696.3
Drivetrain	111.5	89.4	325.9	271.0
Adjusted EBIT	350.0	310.9	1,055.7	967.3
Restructuring expense	13.3	1.3	13.3	26.9
Merger and acquisition expense	6.4	5.9	6.4	18.9
Lease termination settlement	—	—	5.3	—
Other expense, net	2.7	—	2.7	—
Asset impairment expense	—	106.5	—	106.5
Contract expiration loss (gain)	—	1.3	—	(6.2)
Corporate, including equity in affiliates' earnings and stock-based compensation	37.3	33.2	121.4	105.7
Interest income	(1.3)	(1.6)	(4.2)	(4.7)
Interest expense and finance charges	17.6	22.4	53.6	65.1
Earnings before income taxes and noncontrolling interest	274.0	141.9	857.2	655.1
Provision for income taxes	79.4	48.8	241.9	213.4
Net earnings	194.6	93.1	615.3	441.7
Net earnings attributable to the noncontrolling interest, net of tax	9.7	9.8	29.2	29.9
Net earnings attributable to BorgWarner Inc.	$184.9	$83.3	$586.1	$411.8

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2017	December 31, 2016
Assets

Cash	$414.3	$443.7
Receivables, net	2,046.1	1,689.3
Inventories, net	773.4	641.2
Prepayments and other current assets	167.3	137.4
Total current assets	3,401.1	2,911.6

Property, plant and equipment, net	2,753.7	2,501.8
Other non-current assets	3,661.4	3,421.3
Total assets	$9,816.2	$8,834.7

Liabilities and Equity

Notes payable and other short-term debt	$303.2	$175.9
Accounts payable and accrued expenses	2,015.0	1,847.3
Income taxes payable	63.0	68.6
Total current liabilities	2,381.2	2,091.8

Long-term debt	2,091.9	2,043.6
Other non-current liabilities	1,426.8	1,397.4

Total BorgWarner Inc. stockholders’ equity	3,825.7	3,218.3
Noncontrolling interest	90.6	83.6
Total equity	3,916.3	3,301.9
Total liabilities and equity	$9,816.2	$8,834.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2017	2016
Operating
Net earnings	$615.3	$441.7
Asset impairment expense	—	106.5
Depreciation and amortization	302.0	291.2
Restructuring expense, net of cash paid	3.5	12.0
Deferred income tax provision	39.5	0.7
Other non-cash items	11.8	5.0
Net earnings adjusted for non-cash charges to operations	972.1	857.1
Changes in assets and liabilities	(348.2)	(264.0)
Net cash provided by operating activities	623.9	593.1

Investing
Capital expenditures, including tooling outlays	(389.7)	(354.8)
Payments for business acquired, net of cash acquired	(180.6)	—
Proceeds from sale of business, net of cash divested	—	5.4
Proceeds from asset disposals and other	1.6	7.0
Payments for venture capital investment	(2.0)	—
Net cash used in investing activities	(570.7)	(342.4)

Financing
Net increase in notes payable	124.9	51.6
Additions to long-term debt, net of debt issuance costs	—	4.6
Repayments of long-term debt, including current portion	(14.5)	(16.6)
Proceeds from interest rate swap termination	—	8.9
Payments for debt issuance cost	(2.4)	—
Payments for purchase of treasury stock	(100.0)	(250.0)
Payments for (proceeds from) stock-based compensation items	(2.1)	0.9
Dividends paid to BorgWarner stockholders	(88.5)	(83.8)
Dividends paid to noncontrolling stockholders	(23.6)	(25.7)
Net cash used in financing activities	(106.2)	(310.1)

Effect of exchange rate changes on cash	23.6	0.4

Net decrease in cash	(29.4)	(59.0)

Cash at beginning of year	443.7	577.7
Cash at end of period	$414.3	$518.7